Exhibit 99.1
Kaiser Aluminum Corporation Reports
Third Quarter and First Nine Months 2018 Financial Results

Third Quarter 2018 Highlights:

•	Net Sales $393 Million; Value Added Revenue $205 Million

•	Net Income $22 Million; Adjusted EBITDA $47 Million; Adjusted EBITDA Margin 23.1%

•	Moderating Headwinds from Aerospace Supply Chain Destocking

•	Full Realization of Price Increases Implemented in Second Quarter 2018

•	Temporary Tariff Costs Incurred on Internal Cross-border Transactions

•	Completed Installation of Material Handling Equipment for Thin Gauge Plate at Trentwood

•	Acquired Imperial Machine and Tool, a Leader in Multi-Material Additive Manufacturing

First Nine Months 2018 Highlights:

•	Net Sales $1.2 Billion; Value Added Revenue $618 Million

•	Net Income $68 Million; Adjusted EBITDA $150 Million; Adjusted EBITDA Margin 24.3%

•	Higher Underlying Metal and Freight Costs Had a Significant Adverse Impact on Margins

FOOTHILL RANCH, Calif., October 17, 2018 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced third quarter 2018 results, reporting net income of $22 million, or $1.29 per diluted share, compared to net income and earnings per diluted share of $20 million and $1.16, respectively for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $24 million or $1.43 per diluted share, for the third quarter 2018, compared to adjusted net income of $16 million, or $0.90 per diluted share, for the third quarter 2017. The improved year-over-year results primarily reflected the impact of a lower corporate tax rate in 2018, partially offset by temporary tariff costs on internal cross-border transactions.

For the first nine months of 2018, the Company reported net income of $68 million, or $4.03 per diluted share, compared to net income of $61 million, or $3.49 per diluted share, in the prior year period. Excluding the impact of non-run-rate items, adjusted net income increased to $80 million, or $4.72 per diluted share, for the first nine months of 2018 compared to adjusted net income of $68 million, or $3.89 per diluted share, for the prior year period. The year-on-year improvement was primarily due to the impact of a lower corporate tax rate in 2018.

Third Quarter and First Nine Months 2018 Summary

“Third quarter 2018 results reflected higher aerospace shipments as supply chain destocking continues to moderate and from the full realization of price increases implemented in the second quarter 2018. Strong operating leverage and improved sales margins more than offset the temporary impact of tariffs on our internal cross-border shipments. We are awaiting government approvals of certain countermeasures that we have initiated to eliminate nearly all our cross-border tariff costs and retroactively recover costs incurred. Although the tariffs have negatively impacted short-term results, we continue to anticipate that the long-term impact to us will be neutral to slightly positive should the tariffs remain in place,” said Jack A. Hockema, Chairman and Chief Executive Officer.

“During the quarter another significant portion of the Trentwood modernization project was completed with the installation of handling equipment at the light gauge plate furnace. Going forward, our focus will continue to be on implementing practice changes to extract the full benefit of the new equipment that will drive continuing improvements in efficiency, capacity and product quality.

“In addition, as previously announced, we recently made a $43 million investment in the acquisition of Imperial Machine and Tool Co., ('IMT') a leader in multi-material additive manufacturing and machining technologies for demanding aerospace and defense, automotive, high-tech and general industrial applications. IMT maintains a similar culture of quality and customer satisfaction through which it has developed a strong customer base and well-established collaborative relationships to continue to drive innovation.

“The acquisition of IMT allows us to gain further insights into the potentially disruptive additive manufacturing technology, and enhances our ability to address customer needs by broadening our capability to provide innovative solutions for demanding applications. IMT has a steady EBITDA stream from its machining business, and we expect to achieve a return in excess of our cost of capital with significant upside potential for growth and leadership in the emerging additive manufacturing technology,” stated Mr. Hockema.

Third Quarter and First Nine Months 2018 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

				Nine Months Ended
	Quarterly			September 30,
	3Q18	1H18 Avg	3Q17	2018	2017

Shipments (millions of lbs.)	159	168	150	494	473

Net sales	$393	$402	$333	$1,197	$1,044
Less hedged cost of alloyed metal[1]	(188)	(195)	(146)	(579)	(452)
Value added revenue	$205	$206	$187	$618	$593

Realized price per pound ($/lb.)
Net sales	$2.48	$2.40	$2.22	$2.42	$2.21
Less hedged cost of alloyed metal	(1.19)	(1.17)	(0.97)	(1.17)	(0.96)
Value added revenue	$1.29	$1.23	$1.25	$1.25	$1.25

As reported
Operating income[2]	$35	$36	$42	$107	$113
Net income	$22	$23	$20	$68	$61
EPS, diluted[3]	$1.29	$1.37	$1.16	$4.03	$3.49

Adjusted[4]
Operating income	$36	$41	$33	$118	$122
EBITDA[5]	$47	$51	$43	$150	$151
EBITDA margin[6]	23.1%	24.9%	23.1%	24.3%	25.5%
Net income	$24	$28	$16	$80	$68
EPS, diluted[3]	$1.43	$1.64	$0.90	$4.72	$3.89

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] 2017 restated to reflect the retrospective adoption of ASU 2017-07.
[3] Diluted shares for EPS calculated using treasury method.
[4] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[5] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[6] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Third Quarter 2018

Net sales for the third quarter 2018 were $393 million, an increase of approximately 18% from $333 million in the prior year period, reflecting 6% higher shipments and a 12% increase in average selling price per pound. The increase in average selling price reflected an approximately 23% increase in underlying contained metal cost and a 3% increase in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) for the third quarter 2018 increased 10% to $205 million on 6% higher shipments, compared to $187 million in the prior year period, reflecting improving demand for our aerospace applications and full realization of price increases implemented in the second quarter 2018. Value added revenue for the Company's aerospace/high strength applications increased 14% to $113 million on a 17% increase in shipments reflecting improving underlying demand growth, moderating destocking in the aerospace supply chain and incremental capacity from recent investments. Value added revenue for automotive extrusions decreased 5% to $28 million on a 2% decrease in shipments and a leaner product mix. Value added revenue for general engineering applications increased 11% to $58 million on 2% lower shipments reflecting improved pricing and a richer product mix.

Consolidated operating income as reported was $35 million in the third quarter 2018, compared to $42 million in the prior year period. Adjusted for non-cash, non-run-rate items, consolidated operating income of $36 million was an increase of $4 million compared to the prior year quarter. The increase reflects a $10 million favorable sales impact driven by higher shipments and improved pricing partially offset by $2 million of temporary tariff costs on internal cross-border shipments, higher depreciation expense, major maintenance and other manufacturing and overhead costs.

Adjusted consolidated EBITDA of $47 million in the third quarter 2018 increased 10% compared to $43 million in the prior year period. Adjusted EBITDA as a percentage of value added revenue was 23%, which was comparable to the prior year period despite the impact of temporary cross-border tariff costs.

First Nine Months 2018

Net sales for the first nine months of 2018 were $1.2 billion, up approximately 15% from $1.0 billion in the prior year period, reflecting 4% higher shipments and a 10% increase in average selling price per pound. The increase in average selling price reflected a 22% increase in contained metal costs per pound while value added revenue per pound was comparable to the prior year period.

Value added revenue of $618 million for the first nine months of 2018 increased 4% compared to $593 million in the prior year period. Aerospace/high strength value added revenue increased 4% to $333 million on a 4% increase in shipments, driven by continued moderation of supply chain destocking. Value added revenue in the quarter for automotive extrusions increased 1% to $89 million, reflecting a 5% increase in shipments driven by crash management systems; and value added revenue for general engineering applications increased 8% to $178 million, reflecting a 3% increase in shipments and an overall richer product mix.

Consolidated operating income as reported was $107 million in the first nine months of 2018, compared to $113 million in the prior year period. Adjusted for non-cash, non-run-rate items, consolidated operating income of $118 million declined $4 million compared to the prior year period reflecting the adverse sales margin in the first half of 2018 and a $3 million increase in depreciation expense.

Adjusted consolidated EBITDA of $150 million in the first nine months of 2018 declined slightly compared to $151 million in the prior year period. Adjusted EBITDA as a percentage of value added revenue was 24%, down from 26% in the first nine months of 2017, reflecting the adverse sales impact of higher year-over-year contained metal and freight costs.

Cash Flow and Balance Sheet

For the first nine months of 2018, in addition to funding normal operations, the Company funded $53 million of capital expenditures, invested $43 million in the acquisition of IMT, returned $60 million of cash to shareholders through dividends and share repurchases and made cash contributions to the Salaried VEBA and Union VEBA of $2.9 million and $12.8 million, respectively. The $12.8 million payment was the Company's final contribution to the Union VEBA.

As of September 30, 2018, total cash and cash equivalents and short-term investments were approximately $183 million, and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million. The Company believes that a strong balance sheet and ongoing cash flow generation continue to support its priorities for growth and capital deployment and provide sustainability through industry cycles.

Full Year 2018 Outlook

“For the full year 2018, we continue to anticipate mid-single-digit growth in shipments and value added revenue with adjusted EBITDA margin in the mid-20 percent range,” stated Mr. Hockema. “We expect continued underlying demand strength in the fourth quarter 2018 with moderating destocking in the aerospace supply chain and normal seasonality in industrial demand. Planned major maintenance expense in the fourth quarter is expected to be similar to the third quarter 2018; however, the one week of planned downtime for maintenance on the hot line and large stretcher at Trentwood that was previously planned for the fourth quarter 2018 has been re-scheduled for mid-2019.

“As we begin to look to 2019, we expect demand across our end markets to be strong. Although sales margins have improved, they remain at historical lows. We will continue to monitor market conditions to determine timing for further price increases to restore our sales margins to a level more reflective of the strong overall demand climate.

“Longer-term, we remain well-positioned in our served markets to capitalize on the secular demand growth for our aerospace and automotive applications and are encouraged by the growing demand for our general engineering products. In addition, we expect to continue to achieve steady improvement in manufacturing cost efficiency to further drive value for all of our stakeholders,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 18, 2018, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter and first nine months 2018 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

New Revenue Recognition Standard

The Company adopted ASC 606, the new revenue recognition accounting standard, during the first quarter 2018. For some of the Company's product sales, the past practice of recognizing revenue upon customer delivery is consistent with the new standard, and no change is necessary. However, for contract sales representing most of the Company's aerospace products and a substantial portion of its automotive products the new standard requires the Company to recognize revenue over time as manufacturing costs are incurred. The effect of this change in accounting standards is a timing issue. However, there could be variability in period-to-period comparisons, especially when comparing periods of 2018 under the new standard to 2017 and prior periods that reported results under the previous accounting standard. Adopting the new standard required a cumulative-effect adjustment to the Company’s opening balance sheet on January 1, 2018. For additional information and disclosure regarding the new accounting standard, please refer to the Company's quarterly report on Form 10-Q for the period ended September 30, 2018.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) uncertainty with respect to the impact of trade sanctions and tariffs and the Company's ability to successfully implement countermeasures; (b) the Company's ability to successfully increase prices and pursue additional pricing actions to mitigate the impact of high metal and freight costs; (c) the continuation of strong long-term demand growth for the Company’s aerospace, defense, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (d) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (e) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (f) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates; (g) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company, the Company's ability to flex production consistent with changing demand levels, and manufacturing practices and technologies; (h) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (i) the Company's ability to integrate acquired operations and technologies, continue to drive innovative solutions and further advance its capabilities; (j) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2017. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions of dollars, except share and per share amounts)
Net sales	$393.1	$332.8	$1,196.5	$1,044.4
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	323.3	256.4	983.4	808.7
Depreciation and amortization	11.0	10.2	32.4	29.3
Selling, general, administrative, research and development	23.9	24.7	73.9	74.7
Goodwill impairment	—	—	—	18.4
Other operating charges, net	—	—	0.1	—
Total costs and expenses	358.2	291.3	1,089.8	931.1
Operating income	34.9	41.5	106.7	113.3
Other income (expense):
Interest expense	(5.7)	(5.3)	(17.0)	(16.4)
Other income (expense), net	0.7	(0.2)	0.3	0.5
Income before income taxes	29.9	36.0	90.0	97.4
Income tax provision	(8.2)	(16.1)	(21.9)	(36.8)
Net income	$21.7	$19.9	$68.1	$60.6

Net income per common share:
Basic	$1.31	$1.18	$4.09	$3.55
Diluted[2]	$1.29	$1.16	$4.03	$3.49
Weighted-average number of common shares outstanding (in thousands):
Basic	16,573	16,834	16,654	17,072
Diluted[2]	16,783	17,160	16,882	17,363

Dividends declared per common share	$0.55	$0.50	$1.65	$1.50
1 Please refer to the Company's Form 10-Q for the quarter ended September 30, 2018 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	September 30, 2018	December 31, 2017
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$94.3	$51.1
Short-term investments	88.4	183.7
Receivables:
Trade receivables, net	194.5	165.0
Other	24.4	15.5
Contract assets	51.0	—
Inventories	196.2	207.9
Prepaid expenses and other current assets	24.2	33.4
Total current assets	673.0	656.6
Property, plant and equipment, net	595.4	571.4
Deferred tax assets, net	42.2	72.0
Intangibles and goodwill	76.4	43.8
Other assets	39.0	41.4
Total	$1,426.0	$1,385.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$120.4	$90.0
Accrued salaries, wages and related expenses	35.1	42.6
Other accrued liabilities	37.0	40.5
Total current liabilities	192.5	173.1
Net liabilities of Salaried VEBA	31.8	31.9
Deferred tax liabilities	4.3	4.3
Long-term liabilities	64.7	60.0
Long-term debt	370.2	369.6
Total liabilities	663.5	638.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2018 and December 31, 2017; no shares were issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2018 and at December 31, 2017; 22,471,628 shares issued and 16,547,237 shares outstanding at September 30, 2018; 22,393,537 shares issued and 16,773,586 shares outstanding at December 31, 2017	0.2	0.2
Additional paid in capital	1,057.4	1,055.9
Retained earnings	135.6	85.5
Treasury stock, at cost, 5,924,391 shares at September 30, 2018 and 5,619,951 shares at December 31, 2017, respectively	(390.9)	(358.6)
Accumulated other comprehensive loss	(39.8)	(36.7)
Total stockholders' equity	762.5	746.3
Total	$1,426.0	$1,385.2
1 Please refer to the Company's Form 10-Q for the quarter ended September 30, 2018 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	3Q18	2Q18	1Q18	3Q17	2Q17	1Q17

GAAP net income	$21.7	$20.7	$25.7	$19.9	$4.7	$36.0
Interest expense	5.7	5.7	5.6	5.3	5.5	5.6
Other (income) expense, net	(0.7)	0.5	(0.1)	0.2	0.1	(0.8)
Income tax provision	8.2	7.8	5.9	16.1	2.2	18.5
GAAP operating income [1]	34.9	34.7	37.1	41.5	12.5	59.3
Mark-to-market losses (gains)	2.9	5.5	6.3	(10.8)	11.9	(15.1)
Goodwill impairment	—	—	—	—	18.4	—
Other operating NRR (gains) losses [1,2,3]	(1.4)	3.5	(5.7)	2.1	1.6	0.5
Operating income, excluding operating NRR items	36.4	43.7	37.7	32.8	44.4	44.7
Depreciation and Amortization	11.0	10.9	10.5	10.2	9.5	9.6
Adjusted EBITDA [4]	$47.4	$54.6	$48.2	$43.0	$53.9	$54.3

GAAP net income	$21.7	$20.7	$25.7	$19.9	$4.7	$36.0
Operating NRR Items [1]	1.5	9.0	0.6	(8.7)	31.9	(14.6)
Non-Operating NRR Items [1]	1.5	1.5	1.5	1.7	1.1	(0.2)
Tax impact of above NRR Items	(0.8)	(2.8)	(0.5)	2.6	(12.4)	5.5
Adjusted net income	$23.9	$28.4	$27.3	$15.5	$25.3	$26.7

GAAP earnings per diluted share [5]	$1.29	$1.22	$1.51	$1.16	$0.27	$2.04
Adjusted earnings per diluted share [5]	$1.43	$1.68	$1.60	$0.90	$1.47	$1.52

[1] 2017 restated to reflect the retrospective adoption of ASU 2017-07.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.